Exhibit 99.1

Sovran Self Storage Reports Second Quarter 2010 Results; Sees Leasing Activity Improving

BUFFALO, N.Y.--(BUSINESS WIRE)--August 4, 2010--Sovran Self Storage, Inc. (NYSE:SSS), a self storage real estate investment trust (REIT), reported operating results for the quarter ended June 30, 2010.

Net income available to common shareholders for the second quarter of 2010 was $15.8 million or $.57 per diluted share. Exclusive of a $7.5 million gain on the sale of 8 properties, net income available to common shareholders was $8.2 million or $.30 per diluted share. Net income available to common shareholders for the same period in 2009 was $6.3 million or $.28 per diluted share. Funds from operations (FFO) for the quarter were $.61 per fully diluted common share compared to $.66 for the same period last year. The impact of the Company’s $4 million share offering in October 2009 offset a significant decline in interest expense thereby contributing to the decline in per share FFO results.

OPERATIONS:

Revenues for the 345 stores owned by the Company for the entire quarter of each year increased by 0.2% from those of the second quarter of 2009, the result of a 20 basis point drop in average occupancy offset by a 40 basis point increase in rates, and solid improvements in other, non-rental revenues.

Ken Myszka, the Company’s President and COO, commented, “We’re encouraged by the high level of rental activity and also our ability to obtain rate increases from in-place customers. Two-thirds of the 24 states we operate in showed same store revenue growth this quarter – a tremendous improvement over the past five or six quarters. It appears that while our peak leasing season may have gotten off to a bumpy start, we’re gaining steam as the summer goes on.”

Same store operating expenses increased by a total of 3.8%, primarily the result of increased health care, workers compensation and property maintenance costs. Almost all other operating expense categories remained at 2009’s suppressed levels with the exception of property taxes, which grew at a pace of 2.4%.

Total property net operating income for the second quarter declined 1.7% compared with the same quarter in 2009 to $29.6 million. Overall average occupancy for the quarter was 80.5% and average rent per square foot for the portfolio was $10.16.

General and administrative expenses grew by about $630,000 over the same period in 2009, primarily due to increased income taxes associated with operations of the Company’s taxable REIT subsidiary and marketing and internet advertising costs.

During the quarter, revenue growth was seen at the Company’s Georgia, Maryland, Michigan, Alabama and most of its New England stores, while stores in Florida, Louisiana, and Texas (primarily the Houston market area) showed revenue declines.

PROPERTIES:

The Company did not acquire any properties during the quarter for its own portfolio or for that of the Joint Venture. The Company sold eight properties in early May – three in Jacksonville, NC; two each in Augusta and Macon, GA; and one in Dansville, VA. The properties total approximately 439,000 square feet of rental space and the combined sales price was $22.1 million. The Company realized a gain of $7.5 million on the sale of these stores.

The Company also sold two stores located in Holland, Michigan, thereby exiting that market. The stores sold for $2.4 million. The transaction took place in April, therefore, the impact of the sale was recorded in first quarter results.

Dave Rogers, the Company’s Chief Financial Officer, commented, “We were glad for the opportunity to prune our portfolio of properties that were no longer a good fit. The proceeds generated from the sales, combined with our untapped line of credit, give us over $200 million of acquisition capacity. While at this time we don’t see compelling opportunities, we do see signs in some markets that the bid/ask price imbalances are coming back into line. We hope to be active on the acquisition front in the coming quarters.”

The Company has re-embarked on its program of expanding and enhancing its properties. Up to 20 projects providing approximately 500,000 square feet of additional and/or improved space at existing stores is planned during 2010 at an estimated cost of $20 million.

CAPITAL TRANSACTIONS:

At June 30, 2010, the Company had $400 million of unsecured term note debt and $80.1 million of mortgage debt outstanding. The Company has no significant debt maturities until mid-2012.

Illustrated below are key financial ratios at June 30, 2010:

- Debt to Enterprise Value (at $36.00/share)	32.3%
- Debt to Book Cost of Storage Facilities	34.9%
- Debt to EBITDA Ratio	4.9x
- Debt Service Coverage	3.1x

At June 30, 2010, the Company had approximately $28 million of cash on hand, and up to $175 million available on its line of credit.

YEAR 2010 EARNINGS GUIDANCE:

While consumer demand appears to be improving moderately in many of our markets, the Company expects conditions to remain competitive and anticipates the continuation of leasing incentives as well as increased advertising. Accordingly, a decline in same store revenue of 0% to 1% is projected from that of 2009. It is expected that the latter half of 2010 will show modestly stronger revenue growth than that of the first six months. Property operating costs are projected to increase by 2% to 3%, including an expected 6% increase in property taxes. Accordingly, the Company is anticipating a decline of 2% to 3% in same store net operating income for 2010.

The Company has identified some 20 properties at which it plans to add or improve approximately 500,000 square feet of storage space during 2010 at an estimated cost of $20 million. The Company also has budgeted $12 million to provide for recurring capitalized expenditures, including roofing, painting, paving, and office renovations.

The Company is selectively evaluating acquisition opportunities, but at present has no properties under contract and expects to remain prudent while the property market remains unsettled.

General and administrative expenses are expected to increase due to income taxes on its taxable REIT subsidiaries and the Company’s plans to expand its internet marketing presence.

At June 30, 2010, all of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s Line of Credit agreement at a floating rate of LIBOR plus 1.375%.

At June 30, 2010, the Company had 27.6 million shares of common stock outstanding and .34 million Operating Partnership Units outstanding.

As a result of somewhat improved projected operating results, offset by the dilutive impact of the sale of 10 stores, management reiterates its prior forecast of expected funds from operations for the full year 2010 to be approximately $2.44 to $2.48 per share, and between $0.62 and $0.64 for the third quarter of 2010.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its Second Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, August 5, 2010. To access the conference call, dial 877.407.8033 (domestic), or 201.689.8033 (international), at least five minutes prior to the scheduled start of the call. Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast at www.unclebobs.com/company/investment/events.

The webcast will be archived for a period of 90 days; a telephone replay will also be available for 72 hours by calling 877.660.6853 and entering pass codes 286/353927.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates 371 self storage facilities in 24 states under the name “Uncle Bob’s Self Storage”®. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at 716.633.1850 or visit the Company’s Web site.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	June 30,	December 31,
(dollars in thousands)	2010	2009
Assets
Investment in storage facilities:
Land	$235,123	$234,522
Building, equipment and construction in progress	1,138,604	1,129,932
	1,373,727	1,364,454
Less: accumulated depreciation	(255,309)	(238,971)
Investment in storage facilities, net	1,118,418	1,125,483
Cash and cash equivalents	28,017	10,710
Accounts receivable	2,301	2,346
Receivable from joint venture	225	173
Investment in joint venture	19,791	19,944
Prepaid expenses	5,154	4,203
Other assets	4,825	5,313
Net assets of discontinued operations	-	16,926
Total Assets	$1,178,731	$1,185,098

Liabilities
Line of credit	$-	$-
Term notes	400,000	400,000
Accounts payable and accrued liabilities	19,379	22,316
Deferred revenue	5,074	4,980
Fair value of interest rate swap agreements	12,535	11,524
Mortgages payable	80,098	81,219
Total Liabilities	517,086	520,039

Noncontrolling redeemable Operating Partnership Units at redemption value	11,807	15,005

Equity
Common stock	288	287
Additional paid-in capital	815,903	814,988
Accumulated deficit	(140,011)	(139,863)
Accumulated other comprehensive loss	(12,249)	(11,265)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	636,756	636,972
Noncontrolling interest - consolidated joint venture	13,082	13,082
Total Equity	649,838	650,054
Total Liabilities and Equity	$1,178,731	$1,185,098

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	April 1, 2010	April 1, 2009
	to	to
(dollars in thousands, except share data)	June 30, 2010	June 30, 2009

Revenues
Rental income	$45,061	$45,094
Other operating income	1,937	1,728
Management and acquisition fee income	311	305
Total operating revenues	47,309	47,127

Expenses
Property operations and maintenance	12,543	11,976
Real estate taxes	5,140	5,004
General and administrative	4,967	4,338
Depreciation and amortization	8,202	8,126
Amortization of in-place customer leases	-	90
Total operating expenses	30,852	29,534

Income from operations	16,457	17,593

Other income (expense)
Interest expense (including amortization of financing fees
of $258 in 2010 and $315 in 2009)	(7,929)	(11,699)
Interest income	21	20
Equity in income of joint ventures	69	63

Income from continuing operations	8,618	5,977
Income from discontinued operations, including a gain on sale of $7,524 in 2010	7,686	765
Net income	16,304	6,742
Net income attributable to noncontrolling interests	(543)	(456)
Net income attributable to common shareholders	$15,761	$6,286

Earnings per common share attributable to common shareholders - basic
Continuing operations	$0.29	$0.25
Discontinued operations	0.28	0.03
Earnings per common share - basic	$0.57	$0.28

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$0.29	$0.25
Discontinued operations	0.28	0.03
Earnings per common share - diluted	$0.57	$0.28

Common shares used in basic
earnings per share calculation	27,463,500	22,613,518

Common shares used in diluted
earnings per share calculation	27,508,097	22,616,553

Dividends declared per common share	$0.4500	$-

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2010	January 1, 2009
	to	to
(dollars in thousands, except share data)	June 30, 2010	June 30, 2009

Revenues
Rental income	$90,410	$91,140
Other operating income	3,560	3,254
Management and acquisition fee income	623	615
Total operating revenues	94,593	95,009

Expenses
Property operations and maintenance	25,477	24,868
Real estate taxes	10,350	10,012
General and administrative	10,107	8,724
Depreciation and amortization	16,402	16,219
Amortization of in-place customer leases	-	235
Total operating expenses	62,336	60,058

Income from operations	32,257	34,951

Other income (expense)
Interest expense (including amortization of financing fees
of $515 in 2010 and $630 in 2009)	(15,808)	(21,678)
Interest income	41	53
Equity in income of joint ventures	139	94

Income from continuing operations	16,629	13,420
Income from discontinued operations, including a gain on sale of $6,944 in 2010	7,562	1,443
Net income	24,191	14,863
Net income attributable to noncontrolling interests	(1,003)	(942)
Net income attributable to common shareholders	$23,188	$13,921

Earnings per common share attributable to common shareholders - basic
Continuing operations	$0.57	$0.56
Discontinued operations	0.27	0.06
Earnings per common share - basic	$0.84	$0.62

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$0.57	$0.56
Discontinued operations	0.27	0.06
Earnings per common share - diluted	$0.84	$0.62

Common shares used in basic
earnings per share calculation	27,454,301	22,291,292

Common shares used in diluted
earnings per share calculation	27,493,623	22,294,457

Dividends declared per common share	$0.9000	$0.6400

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	April 1, 2010	April 1, 2009
	to	to
(dollars in thousands, except share data)	June 30, 2010	June 30, 2009

Net income attributable to common shareholders	$15,761	$6,286
Net income attributable to noncontrolling interests	543	456
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	8,202	8,216
Depreciation of real estate included in discontinued operations	54	306
Depreciation and amortization from unconsolidated joint ventures	196	209
Gain on sale of real estate	(7,524)	-
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(215)	(275)
Funds from operations allocable to noncontrolling
interest in consolidated joint ventures	(340)	(340)
Funds from operations available to common
shareholders	16,677	14,858
FFO per share - diluted	$0.61	$0.66

Common shares - diluted	27,508,097	22,616,553

	January 1, 2010	January 1, 2009
	to	to
(dollars in thousands, except share data)	June 30, 2010	June 30, 2009

Net income attributable to common shareholders	$23,188	$13,921
Net income attributable to noncontrolling interests	1,003	942
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	16,402	16,454
Depreciation of real estate included in discontinued operations	217	609
Depreciation and amortization from unconsolidated joint ventures	391	416
Gain on sale of real estate	(6,944)	-
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(463)	(584)
Funds from operations allocable to noncontrolling
interest in consolidated joint ventures	(680)	(680)
Funds from operations available to common
shareholders	33,114	31,078
FFO per share - diluted	$1.20	$1.39

Common shares - diluted	27,493,623	22,294,457

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

QUARTERLY SAME STORE DATA (2) *	April 1, 2010	April 1, 2009
	to	to	Percentage
(dollars in thousands)	June 30, 2010	June 30, 2009	Change

Revenues:
Rental income	$45,018	$45,094	-0.2%
Other operating income	1,826	1,640	11.3%
Total operating revenues	46,844	46,734	0.2%

Expenses:
Property operations and maintenance	12,470	11,949	4.4%
Real estate taxes	5,126	5,004	2.4%
Total operating expenses	17,596	16,953	3.8%

Operating income	$29,248	$29,781	-1.8%

(2) Includes the 345 stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint venture stores managed by the Company.

* See exhibit A for supplemental same store data.

YEAR TO DATE SAME STORE DATA (2)	January 1, 2010	January 1, 2009
	to	to	Percentage
(dollars in thousands)	June 30, 2010	June 30, 2009	Change

Revenues:
Rental income	$90,339	$91,140	-0.9%
Other operating income	3,363	3,101	8.4%
Total operating revenues	93,702	94,241	-0.6%

Expenses:
Property operations and maintenance	25,330	24,817	2.1%
Real estate taxes	10,322	10,012	3.1%
Total operating expenses	35,652	34,829	2.4%

Operating income	$58,050	$59,412	-2.3%

OTHER DATA	Same Store (2)		All Stores (3)
	2010	2009	2010	2009

Weighted average quarterly occupancy	80.7%	80.9%	80.5%	81.1%

Occupancy at June 30	82.0%	82.5%	81.8%	82.7%

Rent per occupied square foot	$10.16	$10.12	$10.16	$10.05

(3) Does not include 25 unconsolidated joint venture stores managed by the Company

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the six months ended June 30, 2010:

Beginning balance	$1,364,454
Property acquisitions	-
Improvements and equipment additions:
Expansions	2,330
Roofing, paving, painting, and equipment:
Stabilized stores	5,511
Recently acquired and consolidated joint venture stores	519
Change in construction in progress (Total CIP $10.9 million)	1,025
Dispositions	(112)
Storage facilities at cost at period end	$1,373,727

	June 30, 2010	June 30, 2009

Common shares outstanding	27,591,109	23,391,184
Operating Partnership Units outstanding	342,936	419,952

Exhibit A

Sovran Self Storage, Inc.

Same Store Performance Summary
Three Months Ended June 30, 2010
(unaudited)

									Expenses
			Avg Qtrly	Average Quarterly		Revenue for the			for the Three			NOI for the
			Rent per	Occupancy for the Three		Three Months			Months Ended			Three Months
		Square	Occupied	Months Ended June 30,		Ended June 30,			June 30,			Ended June 30,
State	Stores	Feet	Square Foot	2010	2009	2010	2009	% Change	2010	2009	% Change	2010	2009	% Change

Alabama	22	1,588	$8.08	75.0%	74.5%	$2,630	$2,536	3.70%	$967	$983	-1.60%	$1,663	$1,553	7.10%
Arizona	9	531	10.00	82.9%	84.7%	1,164	1,161	0.30%	415	394	5.30%	749	767	-2.30%
Connecticut	5	301	17.51	73.3%	75.7%	989	1,040	-4.90%	381	342	11.40%	608	698	-12.90%
Florida	54	3,420	10.16	78.1%	79.3%	7,001	7,222	-3.10%	2,863	2,813	1.80%	4,138	4,409	-6.10%
Georgia	22	1,421	9.34	79.2%	74.9%	2,747	2,587	6.20%	1,022	986	3.70%	1,725	1,601	7.70%
Louisiana	14	836	10.93	83.0%	81.1%	1,926	1,970	-2.20%	594	571	4.00%	1,332	1,399	-4.80%
Maine	2	113	10.75	79.9%	77.9%	252	255	-1.20%	86	92	-6.50%	166	163	1.80%
Maryland	4	172	13.96	86.4%	86.6%	531	489	8.60%	194	188	3.20%	337	301	12.00%
Massachusetts	12	664	12.32	81.2%	77.2%	1,701	1,646	3.30%	641	601	6.70%	1,060	1,045	1.40%
Michigan	4	229	9.05	84.9%	86.6%	462	428	7.90%	192	174	10.30%	270	254	6.30%
Mississippi	12	924	8.81	83.5%	82.8%	1,792	1,740	3.00%	565	547	3.30%	1,227	1,193	2.80%
Missouri	7	432	10.98	86.5%	87.3%	1,050	1,038	1.20%	409	408	0.20%	641	630	1.70%
New Hampshire	4	260	10.58	86.1%	76.1%	551	508	8.50%	200	188	6.40%	351	320	9.70%
New York	28	1,595	12.86	83.2%	85.2%	4,448	4,345	2.40%	1,511	1,416	6.70%	2,937	2,929	0.30%
North Carolina	11	540	9.56	79.7%	81.5%	1,032	1,052	-1.90%	398	369	7.90%	634	683	-7.20%
Ohio	17	1,130	8.41	85.8%	84.9%	2,112	2,097	0.70%	785	723	8.60%	1,327	1,374	-3.40%
Pennsylvania	4	208	9.83	80.9%	79.5%	423	434	-2.50%	148	150	-1.30%	275	284	-3.20%
Rhode Island	4	168	12.06	79.9%	78.3%	441	428	3.00%	186	162	14.80%	255	266	-4.10%
South Carolina	8	443	9.55	79.6%	80.0%	877	879	-0.20%	382	341	12.00%	495	538	-8.00%
Tennessee	4	291	8.23	85.2%	78.3%	519	487	6.60%	243	226	7.50%	276	261	5.70%
Texas	81	5,880	9.93	80.8%	83.3%	11,990	12,237	-2.00%	4,727	4,620	2.30%	7,263	7,617	-4.60%
Virginia	17	1,003	10.57	80.6%	78.0%	2,206	2,155	2.40%	687	659	4.20%	1,519	1,496	1.50%

Portfolio Total	345	22,149	$10.16	80.7%	80.9%	$46,844	$46,734	0.20%	$17,596	$16,953	3.80%	$29,248	$29,781	-1.80%

Dollars in thousands except for average quarterly rent per occupied square foot. Square feet in thousands.
345 wholly owned same stores.

CONTACT:
Sovran Self Storage, Inc.
David Rogers, 716-633-1850
CFO
or
Diane Piegza, 716-633-1850
VP Corporate Communications